UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Mercury Computer Systems, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 12, 2007

Dear Shareholder:

Mercury Computer Systems, Inc. will hold a Special Meeting in Lieu of the Annual Meeting of Shareholders on November 12, 2007 beginning at 10:00 a.m., local time, at the offices of Goodwin Procter LLP, 53 State Street, Boston, Massachusetts 02109. We look forward to your attending either in person or by proxy, but please note that due to security procedures you will be required to show a form of picture identification to gain access to the offices of Goodwin Procter LLP if you plan to attend the special meeting. The enclosed notice of meeting, the proxy statement and the proxy card from the Board of Directors describe the proposal to be acted upon at the meeting.

This year’s meeting will be a business meeting only, with no additional presentations from our business unit executives. The agenda for the meeting includes a proposal regarding the election of three Class I directors. The Board of Directors recommends that you vote FOR the election of its slate of nominees for director.

Please refer to the enclosed proxy statement for detailed information on each of the proposals. If you have any further questions concerning the meeting or the proposals, please feel free to contact us at (978) 256-1300. Your vote is important. Whether or not you expect to attend the meeting, your shares should be represented. Therefore, we urge you to complete, sign, date and promptly return the enclosed proxy card.

On behalf of the Board of Directors, we would like to express our appreciation for your continued interest in our company.

Sincerely yours,

JAMES R. BERTELLI
President and Chief Executive Officer

MERCURY COMPUTER SYSTEMS, INC.

199 RIVERNECK ROAD

CHELMSFORD, MA 01824

(978) 256-1300

Notice of Special Meeting in Lieu of the

2007 Annual Meeting of Shareholders

To Be Held November 12, 2007

To Shareholders:

A Special Meeting in Lieu of the 2007 Annual Meeting of Shareholders of MERCURY COMPUTER SYSTEMS, INC. will be held on Monday, November 12, 2007 at 10:00 a.m., local time, at the offices of Goodwin Procter LLP, 53 State Street, Boston, Massachusetts 02109, for the following purposes:

1.	To elect three Class I directors, each to serve for a three-year term, as more fully described in the accompanying proxy statement.

2.	To consider and act upon any other business that may properly come before the meeting or at any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on September 21, 2007 as the record date for the meeting. All shareholders of record on that date are entitled to notice of and to vote at the meeting.

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING IN PERSON. IF YOU ATTEND THE MEETING, YOU MAY CONTINUE TO HAVE YOUR SHARES VOTED AS INSTRUCTED IN THE PROXY OR YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

By Order of the Board of Directors

ANTHONY J. MEDAGLIA, JR. Secretary

Chelmsford, Massachusetts

October 12, 2007

MERCURY COMPUTER SYSTEMS, INC.

199 RIVERNECK ROAD

CHELMSFORD, MA 01824

(978) 256-1300

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We are mailing this proxy statement, with the accompanying proxy card, to you on or about October 12, 2007 in connection with the solicitation of proxies by the Board of Directors of Mercury Computer Systems, Inc. (“Mercury”) for a special meeting in lieu of the 2007 annual meeting of shareholders to be held on November 12, 2007, and any adjournment or postponement of that meeting. The meeting will be held on Monday, November 12, 2007, beginning at 10:00 a.m., local time, at the offices of Goodwin Procter LLP, 53 State Street, Boston, Massachusetts 02109. You are invited to attend the meeting, and we request that you vote on the proposal described in this proxy statement. You do not need to attend the meeting in person to vote your shares. You may simply complete, sign and return your proxy card in order to have your shares voted at the meeting on your behalf.

What am I voting on?

You are being asked to elect three Class I directors, each to serve for a three-year term.

Who can attend and vote at the meeting?

Shareholders of record at the close of business on September 21, 2007 are entitled to attend and vote at the meeting. Each share of our common stock is entitled to one vote on all matters to be voted on at the meeting, and can be voted only if the record owner is present to vote or is represented by proxy. The proxy card provided with this proxy statement indicates the number of shares of common stock that you own and are entitled to vote at the meeting.

What constitutes a quorum at the meeting?

The presence at the meeting, in person or represented by proxy, of the holders of a majority of our common stock outstanding on September 21, 2007, the record date, will constitute a quorum for purposes of the meeting. On the record date, 22,637,539 shares of our common stock were outstanding. For purposes of determining whether a quorum exists, proxies received but marked “abstain” and so-called “broker non-votes” (described below) will be counted as present.

How do I vote by proxy?

If you properly fill in your proxy card and our transfer agent receives it in time to vote at the meeting, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. No postage is required if your proxy card is mailed in the United States in the return envelope that has been enclosed with this proxy statement.

If you sign, date and return the proxy card but do not specify how your shares are to be voted, then your proxy will vote your shares as follows:

•	FOR the election of the nominees for Class I director named below under “Election of Class I Directors;” and

•	In their discretion as to any other business which may properly come before the meeting.

How do I vote if my shares are held by my broker?

If your shares are held by your broker in “street name,” you will need to instruct your broker concerning how to vote your shares in the manner provided by your broker. If your shares are held in “street name” and you wish to vote them in person at the meeting, you must obtain from your broker a properly executed legal proxy, identifying you as a Mercury shareholder, authorizing you to act on behalf of the broker at the meeting and specifying the number of shares with respect to which the authorization is granted.

What discretion does my broker have to vote my shares held in “street name”?

A broker holding your shares in “street name” must vote those shares according to any specific instructions it receives from you. If specific instructions are not received, your broker generally may vote your shares in its discretion, depending on the type of proposal involved. Under NASDAQ Stock Market rules, there are certain matters on which brokers may not vote without specific instructions from you. If such a matter comes before the meeting and you have not specifically instructed your broker how to vote your shares, your shares will not be voted on that matter, giving rise to what is called a “broker non-vote.” Shares represented by broker non-votes will be counted for purposes of determining the existence of a quorum for the transaction of business, but for purposes of determining the number of shares voting on a particular proposal broker non-votes will not be counted as votes cast or shares voting.

Can I change my vote after I return my proxy card?

Yes. You may change your vote at any time before your proxy is exercised. To change your vote, you may:

•	Deliver to our corporate secretary a written notice revoking your earlier vote; or

•	Deliver to our transfer agent a properly completed and signed proxy card with a later date; or

•	Vote in person at the meeting.

Your attendance at the meeting will not be deemed to revoke a previously-delivered proxy unless you clearly indicate at the meeting that you intend to revoke your proxy and vote in person.

How are votes counted?

•

Election of directors. The three nominees who receive the highest number of “For” votes will be elected. If you do not vote for a particular nominee, or you withhold authority for one or all nominees, your vote will have no effect on the outcome of the election.

•

Other business. Approval of all other business that may properly come before the meeting requires the favorable vote of a majority of the votes cast on the matter. Abstentions and broker non-votes, which are described above, will have no effect on the outcome of voting on these matters.

How is Mercury soliciting proxies?

We bear the cost of preparing, assembling and mailing the proxy material relating to the solicitation of proxies by the Board of Directors for the meeting. In addition to the use of the mails, certain of our officers and regular employees may, without additional compensation, solicit proxies in person, by telephone or other means of communication. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares, and will reimburse those record holders for their reasonable expenses in transmitting this material.

PROPOSAL 1: ELECTION OF CLASS I DIRECTORS

Who sits on the Board of Directors?

Our by-laws provide for a Board of Directors of not fewer than three nor more than fifteen directors. Pursuant to Massachusetts law, the Board is divided into three classes, with each class nearly equal in number as possible. The Board of Directors currently consists of nine members, with Dr. Albert P. Belle Isle, Lee C. Steele and Dr. Richard P. Wishner serving as Class I directors; Dr. Gordon B. Baty, George W. Chamillard and Sherman N. Mullin serving as Class II directors; and James R. Bertelli, Russell K. Johnsen and Vincent Vitto serving as Class III directors.

The terms of the Class I, Class II and Class III directors expire in 2007, 2008 and 2009, respectively. With the expiration of its respective term, each class is nominated for election for a subsequent three-year term. We are proposing that the Class I nominees listed below, whose terms expire at this meeting, be elected to serve terms of three years and in each case until their successors are duly elected and qualified or until they sooner die, resign or are removed.

Recommendation

The Board recommends a vote “FOR” the election of the Class I nominees listed below.

Information About the Directors

The persons named as proxies in the accompanying proxy card will vote, unless authority is withheld, for the election of the Class I nominees named below. We have no reason to believe that any of the nominees will be unavailable for election. However, if any one of them becomes unavailable, the persons named as proxies in the accompanying proxy card have discretionary authority to vote for a substitute chosen by the Board. Any vacancies not filled at the meeting may be filled by the Board.

The following information was provided by the director nominees and by each of the incumbent directors whose term will continue after the meeting.

Name	Age	Year First Elected a Director	Principal Occupation
Class I Directors—Nominated for a Term Ending in 2010:

Dr. Albert P. Belle Isle	64	1986	Dr. Belle Isle has been a private investor in technology-based companies since 1990. He is a director of NetClarity, Inc. (formerly known as PredatorWatch, Inc.), a software company which he served as Chairman of the Board from 2003 to 2006. He was President of Custom Silicon, Inc., semiconductor company, from 1983 to 1990. He was previously Vice President in charge of a division of Wang Laboratories, Inc., a computer company, from 1980 to 1983. Prior to that he served in various technical and business management positions involving defense electronics during fifteen years with General Electric Company.

Lee C. Steele	58	2003	Mr. Steele has been a Financial Leadership Partner with Tatum LLC, an executive services and consulting firm, since 2002. Prior to that he was Senior Vice President, Chief Financial Officer and Treasurer of ARIAD Pharmaceuticals, Inc., a development stage biopharmaceuticals firm, from 2001 to 2002. Prior to that he was Vice President, Chief Financial Officer and Treasurer of American Science and Engineering, Inc., a manufacturer of high-technology security systems and medical devices, from 1994 to 2001. Prior to that he was a consulting partner with Deloitte & Touche.

Dr. Richard P. Wishner	73	2003	Dr. Wishner has been associated both directly and as a consultant with the Defense Advanced Research Projects Agency (“DARPA”) since 1994, and served as Director of its Information Exploitation Office from 2001 through 2002. He has also served as an advisor to several government organizations including the Senate Select Committee on Intelligence Technical Advisory Group, the Defense Science Board, the Army Science Board, the National Geospatial-Intelligence Agency and the National Security Agency. Prior to joining DARPA, Dr. Wishner served briefly in the Office of the Secretary of Defense where he was Assistant Deputy Undersecretary of Defense (Advanced Technology) for Special Projects. He also served as Chief Executive Officer of Advanced Decision Systems, a privately-held artificial intelligence company, from 1979 to 1991.

Name	Age	Year First Elected a Director	Principal Occupation
Class II Directors—Serving a Term Ending in 2008:

Dr. Gordon B. Baty	69	1983	Dr. Baty was a founding partner of Zero Stage Capital Co., Inc., a venture capital firm, from 1986 to his retirement in 2004. Dr. Baty was the founder and Chief Executive Officer of Icon Corporation, Context Corporation, and Wormser Engineering, Inc. Dr. Baty is also a director of a private company that develops security screening technology and a director of The Charles Stark Draper Laboratory, Inc. at the Massachusetts Institute of Technology.

Sherman N. Mullin	72	1994	Mr. Mullin served as President of Lockheed Advanced Development Company, a defense contractor, from 1990 to his retirement in 1994. Prior to that he served in various other engineering and management capacities at Lockheed Corporation, an aerospace company, from 1959 to 1990. He also served as an ad hoc advisor to the U.S. Air Force Scientific Advisory Board from 1994 to 2000. Mr. Mullin is a Fellow of the American Institute of Aeronautics and Astronautics.

George W. Chamillard	68	2004	Mr. Chamillard served as Chairman of the Board of Directors of Teradyne, Inc., a supplier of automatic test equipment, from 2000 to his retirement in 2006. Mr. Chamillard served as Chief Executive Officer of Teradyne from 1997 to 2004, and as President of Teradyne from 1996 to 2003. Prior to being named as President of Teradyne, Mr. Chamillard served in various executive capacities at Teradyne.

Name	Age	Year First Elected a Director	Principal Occupation
Class III Directors—Serving a Term Ending in 2009:

James R. Bertelli	67	1981	Mr. Bertelli cofounded Mercury in 1981 and has served as our President and Chief Executive Officer since that time. He has also served as Chairman of our Board of Directors since 2002. Prior to founding Mercury, Mr. Bertelli founded a manufacturer’s representative organization after a brief period at Analogic Corporation in sales management positions. Prior to that, Mr. Bertelli served as a marketing manager for Digital Equipment Corporation’s telephone industry products group. After a tour of duty in the Army Signal Corps, Mr. Bertelli began his high-tech career with RCA Corporation as a computer systems analyst, and later moved into computer sales with RCA and Univac.

Russell K. Johnsen	53	2001	Mr. Johnsen has been Chairman and Chief Executive Officer of Sirific Wireless Limited, a provider of integrated circuits for the telecommunications market, since 2007. Prior to that he served as Chief Executive Officer of the Occtane Group, a private company developing and operating a proprietary network of interactive display terminals, from 2005 to 2007, and as President of Delumina, Inc., a strategic technology consulting and investment firm, from 2003 to 2007. He also served as Vice President for Corporate Business Development at Analog Devices, Inc., a supplier of high-performance analog, mixed-signal and digital processing integrated circuits, from 2001 to 2002, and as Vice President and General Manager of Analog Devices’ Communications Products Division from 1993 to 2001. Prior to that he served in various senior management capacities at National Semiconductor Corp. Mr. Johnsen is also a director of one other private company in the semiconductor field.

Vincent Vitto	66	2006	Mr. Vitto served as President and Chief Executive Officer of The Charles Stark Draper Laboratory, Inc., a research and development laboratory, from 1997 to his retirement in 2006. Prior to that he spent 32 years of increasing responsibility at MIT Lincoln Laboratory, a research and development laboratory, rising to Assistant Director for Surface Surveillance and Communications. Mr. Vitto also serves as Vice Chairman of the Defense Science Board.

CORPORATE GOVERNANCE

Independence

The Board of Directors has determined that a majority of the members of the Board should consist of “independent directors,” determined in accordance with the applicable listing standards of the NASDAQ Stock Market as in effect from time to time. Directors who are also Mercury employees are not considered to be independent for this purpose. For a non-employee director to be considered independent, he or she must not have any direct or indirect material relationship with Mercury. A material relationship is one which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In determining whether a material relationship exists, the Board considers the circumstances of any direct compensation received by a director or a member of a director’s immediate family from Mercury; any professional relationship between a director or a member of a director’s immediate family and Mercury’s outside auditors; any participation by a Mercury executive officer in the compensation decisions of other companies employing a director or a member of a director’s immediate family as an executive officer; and commercial relationships between Mercury and other entities with which a director is affiliated (as an executive officer, partner or controlling shareholder). In addition, the Board has determined that directors who serve on the Audit Committee must qualify as independent under applicable SEC rules, which limit the types of compensation an Audit Committee member may receive directly or indirectly from Mercury and require that Audit Committee members not be “affiliated persons” of Mercury or its subsidiaries.

Consistent with these considerations, the Board has determined that all of the members of the Board are independent directors, except Mr. Bertelli, who is also a Mercury executive officer.

How are nominees for the Board selected?

Our Nominating and Governance Committee is responsible for identifying and recommending nominees for election to the Board. The committee will consider nominees recommended by shareholders if the shareholder submits the nomination in compliance with applicable requirements. The committee did not receive any shareholder nominations for election of directors at this year’s meeting. All of the nominees for Class I director standing for election at the meeting were most recently re-elected as Class I directors at the special meeting in lieu of the 2004 annual meeting of shareholders.

When considering a potential candidate for membership on the Board, the Nominating and Governance Committee will consider any criteria it deems appropriate, including, among other things, the experience and qualifications of any particular candidate as well as such candidate’s past or anticipated contributions to the Board and its committees. At a minimum, each nominee is expected to have high personal and professional integrity and demonstrated ability and judgment, and to be effective, with the other directors, in collectively serving the long-term interests of our shareholders. In addition to these minimum qualifications, when considering potential candidates for the Board, the committee seeks to ensure that the Board is comprised of a majority of independent directors and that the committees of the Board are comprised entirely of independent directors. The committee may also consider any other standards that it deems appropriate, including whether a potential candidate has direct experience in our industry and whether such candidate, if elected, would assist in achieving a mix of directors that represents a diversity of background and experience. In practice, the committee generally will evaluate and consider all candidates recommended by our directors, officers and shareholders. The committee intends to consider shareholder recommendations for directors using the same criteria as potential nominees recommended by members of the committee or others.

Shareholders who wish to submit director candidates for consideration should send such recommendations to our corporate secretary at Mercury’s executive offices not fewer than 120 calendar days prior to the first anniversary of the date on which Mercury’s proxy statement for the prior year was released. Such recommendations must include the following information: (1) the name and address of record of the shareholder submitting the recommendation; (2) a representation that the shareholder is a record holder of our common stock, or if the shareholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) under the Securities Exchange Act of 1934; (3) the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate; (4) a description of the qualifications of the proposed director candidate that address the minimum qualifications described above; (5) a description of all arrangements or understandings between the shareholder and the proposed director candidate; and (6) the consent of the proposed director candidate to be named in the proxy statement and to serve as a director if elected. Shareholders must also submit any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to SEC rules. See also the information contained elsewhere in the proxy statement under the heading “Shareholder Proposals for the 2008 Annual Meeting.”

Can I communicate with Mercury’s directors?

Yes. Shareholders who wish to communicate with the Board or with a particular director may send a letter to Mercury Computer Systems, Inc., 199 Riverneck Road, Chelmsford, MA 01824, attention: Corporate Secretary. The mailing envelope should contain a clear notation that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters should clearly state whether the intended recipients are all members of the Board or certain specified individual directors. The corporate secretary will make copies of all such letters and circulate them to the appropriate director or directors.

What committees has the Board established?

The Board of Directors has standing Audit, Compensation, and Nominating and Governance Committees. As described above under the heading “Independence,” all of the members of the Audit, Compensation, and Nominating and Governance Committees are deemed to be independent directors. Each of these committees acts under a written charter, copies of which can be found on Mercury’s website at www.mc.com on the Investors Relations page under “Corporate Governance.”

Audit Committee

The Audit Committee assists the Board in its oversight of management’s conduct of our accounting and financial reporting processes, including by overviewing the financial reports and other financial information provided by our systems of internal accounting and financial controls, and the annual audit of our financial statements. The Audit Committee also reviews the qualifications, independence and performance of our independent registered public accounting firm, pre-approves all audit and non-audit services provided by such firm and its fees, and discusses with management and our independent registered public accounting firm the quality and adequacy of our internal control over financial reporting. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm, which reports directly to the Audit Committee. The Audit Committee also is responsible for reviewing and approving related person transactions in accordance with our written related person transaction policy.

During fiscal year 2007, members of the Audit Committee were Mr. Steele (Chairman), Drs. Baty and Belle Isle and Messrs. Chamillard and Vitto. At a meeting of the Board held on November 13, 2006, Mr. Vitto was appointed to the committee in place of Mr. Chamillard. The Board has also determined that Mr. Steele qualifies as an “audit committee financial expert” under SEC rules.

Compensation Committee

The Compensation Committee is responsible for:

•	Setting the compensation of our executive officers;

•

Reviewing and approving employment agreements, consulting arrangements, severance or supplemental retirement arrangements and/or change in control arrangements or provisions covering any of our current or former executive officers;

•	Overseeing the administration of our equity-based and other long-term incentive plans;

•	Exercising any fiduciary, administrative or other function assigned to the committee under any of our health, benefit or welfare plans, including our 401(k) retirement savings plan; and

•	Reviewing the compensation and benefits for non-employee directors and making recommendations of any changes to our Board.

All of the independent directors on our Board annually review and approve the CEO’s corporate and personal objectives, and evaluate the CEO’s performance in light of those goals and objectives. Based on the foregoing, the Compensation Committee sets the CEO’s compensation, including salary, target bonus, bonus payouts, equity-based or other long-term compensation, and any other special or supplemental benefits, which is then subject to ratification by a majority of the independent directors on our Board. Our CEO annually evaluates the contribution and performance of our other executive officers, and the Compensation Committee sets their compensation based on the recommendation of our CEO. Our Senior Vice President, Organization Development and Human Resources, and our compensation consultants also make recommendations to the Compensation Committee regarding compensation for our executives.

The Compensation Committee may delegate to the CEO the authority to grant equity awards under our 2005 Stock Incentive Plan to individuals who are not subject to the reporting and other requirements of Section 16 of the Securities Exchange Act of 1934 or “covered employees” within the meaning of Section 162(m) of the Internal Revenue Code. The Compensation Committee may also delegate the administration of the health, benefit and welfare plans within the scope of its oversight to our corporate benefits and finance departments and to outside service providers as appropriate.

Our Senior Vice President, Organization Development and Human Resources, and our compensation consultants make recommendations to the Compensation Committee regarding compensation for non-employee directors. The Compensation Committee then recommends any changes in the compensation and benefits for non-employee directors to the full Board for its consideration and approval.

The Compensation Committee is authorized to obtain advice and assistance from independent compensation consultants, outside legal counsel and other advisors as it deems appropriate, at Mercury’s expense. We have engaged Radford Surveys and Consulting since 2005 to provide the Compensation Committee and management with research and comparative market data on executive compensation and director compensation, plan design consulting, executive compensation consulting, and proxy statement consulting services. These consultants meet with the Compensation Committee, either with and without members of management in attendance, at the committee’s request.

During fiscal year 2007, members of the committee were Messrs. Chamillard (Chairman), Johnsen and Mullin and Dr. Wishner.

Nominating and Governance Committee

The Nominating and Governance Committee assists the Board in identifying individuals qualified to become Board members, and recommends to the Board persons to be nominated for election as directors by the shareholders at the annual meeting of shareholders or by the Board to fill vacancies. The committee has recommended the nominees for election at the meeting. In addition, the committee oversees the process by which the Board assesses its effectiveness. During fiscal year 2007, members of the committee were Drs. Belle Isle (Chairman), Baty and Wishner and Mr. Mullin.

How often did the Board and committees meet in fiscal year 2007?

The Board of Directors met or acted by unanimous written consent 12 times during the last fiscal year. The Audit, Compensation, and Nominating and Governance Committees met 10, 16 and three times, respectively, during the last fiscal year. All of the directors attended at least 75% of the meetings of the Board of Directors and committees of the Board on which they served.

The independent directors met seven times during the last fiscal year in executive session without management present. All meetings, or portions of meetings, of the Board at which only independent directors were present were presided over by the lead independent director. The lead independent director is currently Russell K. Johnsen.

Does Mercury have a policy regarding director attendance at annual meetings of the shareholders?

Directors are strongly encouraged to attend the annual meeting of shareholders, or special meeting in lieu thereof; however, we do not have a formal policy with respect to attendance at shareholder meetings. All of the directors attended the special meeting in lieu of the 2006 annual meeting of shareholders.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

During fiscal year 2007, George W. Chamillard, Russell K. Johnsen, Sherman N. Mullin and Dr. Richard P. Wishner served on the Compensation Committee for the entire fiscal year. No member of the committee is a present or former officer or employee of Mercury or any of its subsidiaries or had any business relationship or affiliation with Mercury or any of its subsidiaries (other than his service as a director) requiring disclosure in this proxy statement.

Does Mercury have a Code of Business Conduct and Ethics?

Yes. We have adopted a Code of Business Conduct and Ethics applicable to our officers, directors and employees. This code is posted on our website at www.mc.com on the Investor Relations page under “Corporate Governance.” We intend to satisfy our disclosure requirements regarding any amendment to, or waiver of, a provision of our Code of Business Conduct and Ethics by disclosing such matters on our website. Shareholders may request a copy of our Code of Business Conduct and Ethics free of charge by writing to Mercury Computer Systems, Inc., 199 Riverneck Road, Chelmsford, MA 01824, attention: Corporate Secretary.

Does Mercury have a written policy governing related person transactions?

Yes. We have adopted a written policy which provides for the review and approval by the Audit Committee of transactions involving Mercury in which a related person is known to have a direct or indirect interest and that are required to be reported under Item 404(a) of Regulation S-K promulgated by the SEC. For purposes of this policy, a related person includes: (1) any of our directors, director nominees or executive officers; (2) any known beneficial owner of more than 5% of any class of our voting securities; or (3) any immediate family member of any of the foregoing. In situations where it is impractical to wait until the next regularly-scheduled meeting of the committee or to convene a special meeting of the committee, the chairman of the committee has been delegated authority to review and approve related person transactions. Transactions subject to this policy may be pursued only if the Audit Committee (or the chairman of the committee acting pursuant to delegated authority) determines in good faith that, based on all the facts and circumstances available, the transactions are in, or are not inconsistent with, the best interests of Mercury and our shareholders.

DIRECTOR COMPENSATION

How are the directors compensated?

Directors who are also Mercury employees receive no additional compensation for serving on the Board of Directors.

Prior to October 1, 2006, each non-employee director received an annual retainer of $16,000, plus an additional $2,500 for each Board meeting attended, as well as reimbursement for reasonable expenses incurred in connection with attendance at Board and committee meetings. Non-employee directors did not receive the additional payment for telephonic meetings that covered limited subject matter and were relatively brief in duration. In addition, the lead independent director and the chairmen of the Audit and Compensation Committees each received an additional annual retainer of $9,000, and the chairman of the Nominating and Governance Committee received an additional annual retainer of $5,000. Other members of the Audit and Compensation Committees received an additional annual retainer of $7,500, and other members of the Nominating and Governance Committee received an additional annual retainer of $3,000. All of these retainers were payable in quarterly installments. Non-employee directors also received annual stock option awards at the discretion of the Compensation Committee.

On September 29, 2006, the Board adopted a new compensation policy for non-employee directors. Effective on October 1, 2006, each non-employee director receives an annual retainer of $55,000. In addition, the lead independent director and the chairman of the Audit Committee each receives an additional retainer of $15,000, the chairman of the Compensation Committee receives an additional annual retainer of $12,000, and the chairman of the Nominating and Governance Committee receives an additional annual retainer of $6,000. All of these retainers are paid in cash in quarterly installments. Directors continue to be reimbursed for their reasonable expenses incurred in connection with attendance at Board and committee meetings, but additional amounts formerly paid to non-employee directors for attendance at Board meetings and for membership on a committee were discontinued for service after October 1, 2006 (other than the additional annual retainers for committee chairmen described above).

New non-employee directors are granted stock options to purchase 30,000 shares of common stock in connection with their election to the Board. These awards vest as to 50% of the shares covered by the award on each of the first two anniversaries of the date of grant, and expire ten years after the date of grant. Non-employee directors may also receive annual stock option awards at the discretion of the Compensation Committee. Beginning with fiscal year 2007, non-employee directors receive annual stock option awards to purchase 16,000 shares. These awards vest as to 50% of the shares covered by the award on the date of grant and as to the remaining covered shares on the first anniversary of the date of grant, and will expire ten years after the date of grant. All or a portion of such awards immediately vest upon the occurrence of a change in control of Mercury.

How were the non-employee directors compensated for fiscal year 2007?

The compensation paid to the non-employee members of our Board of Directors with respect to fiscal year 2007 was as follows:

Director Compensation for Fiscal Year 2007

Name	Fees Earned or Paid in Cash	Option Awards ($)(1)(2)	Total
Dr. Gordon B. Baty	$52,875	$125,276	$178,151
Dr. Albert P. Belle Isle	57,875	125,276	183,151
George W. Chamillard	63,375	125,276	188,651
Russell K. Johnsen	65,625	125,276	190,901
Sherman N. Mullin	52,875	125,276	178,151
Lee C. Steele	63,750	125,276	189,026
Vincent Vitto	41,250	63,233	104,483
Dr. Richard P. Wishner	52,125	125,276	177,401

(1)	This column represents the dollar amount we recognized for financial statement reporting purposes with respect to fiscal year 2007 related to stock option awards in accordance with Statement of Financial Accounting Standards No. 123R (“FAS 123R”), disregarding the estimate for forfeitures, and thus includes amounts for stock option awards granted in fiscal 2007 as well as prior years. Additional information can be found in Note C to the consolidated financial statements included in Mercury’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007.
(2)	The following table provides details regarding the grant date fair value of each stock option award granted to non-employee directors in fiscal year 2007 and the aggregate number of shares subject to each non-employee director’s outstanding stock option awards as of June 30, 2007:

Name	FAS 123R Grant Date Fair Value	Shares Subject to Outstanding Options at Fiscal Year-End (#)
Dr. Gordon B. Baty	$107,653	59,952
Dr. Albert P. Belle Isle	107,653	59,952
George W. Chamillard	107,653	43,000
Russell K. Johnsen	107,653	66,520
Sherman N. Mullin	107,653	69,926
Lee C. Steele	107,653	52,500
Vincent Vitto	201,849	30,000
Dr. Richard P. Wishner	107,653	52,500

The grant date fair value of the stock option awards granted to non-employee directors in fiscal year 2007 has been calculated using the Black-Scholes option pricing model, based on the following assumptions: expected life of option equal to 6 years; expected risk-free interest rate of 4.6%, which is equal to the U.S. Treasury yield curve in effect at the time of grant for instruments with a similar expected life; expected stock volatility of 49%; and expected dividend yield of 0.0%.

VOTING SECURITIES

Who owns more than 5% of our stock?

On September 21, 2007, there were 22,637,539 shares of our common stock outstanding. On that date, to our knowledge there were six shareholders who owned beneficially more than 5% of our common stock. The table below contains information, as of that date (except as noted below), regarding the beneficial ownership of these persons or entities. Unless otherwise indicated, we believe that each of the persons or entities listed below has sole voting and investment power with respect to all the shares of common stock indicated.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Royce & Associates, LLC(1)	2,243,693	9.9%
Wells Fargo & Company(2)	1,940,867	8.6%
Barrow, Hanley, Mewhinney & Strauss, Inc.(3)	1,849,733	8.2%
FMR Corp.(4)	1,402,670	6.2%
Renaissance Technologies Corp.(5)	1,200,300	5.3%
James R. Bertelli(6)	1,170,422	5.1%

(1)	Based on a Schedule 13G/A filed with the SEC on May 7, 2007 reporting beneficial ownership as of April 30, 2007. The reporting entity’s address is 1414 Avenue of the Americas, New York, New York 10019.
(2)	Based on a Schedule 13G filed with the SEC on February 5, 2007 reporting beneficial ownership as of December 31, 2006. The filing reported sole voting power with respect to 1,675,758 shares, and sole investment power with respect to 1,940,867 shares. The reporting entity’s address is 420 Montgomery Street, San Francisco, California 94163.
(3)	Based on a Schedule 13G/A filed with the SEC on February 9, 2007 reporting beneficial ownership as of December 31, 2006. The filing reported sole voting power with respect to 840,800 shares, shared voting power with respect to 1,008,933 shares, and sole investment power with respect to 1,849,733 shares. The reporting entity’s address is 2200 Ross Avenue, Suite 3100, Dallas, Texas 75201.
(4)	Based on a Schedule 13G/A filed by FMR Corp. and Edward C. Johnson 3d with the SEC on February 14, 2007 reporting beneficial ownership as of December 31, 2006. The filing reported no voting power and sole investment power with respect to 1,402,670 shares. The reporting entity’s address is 82 Devonshire Street, Boston, Massachusetts 02109.
(5)	Based on a Schedule 13G filed by Renaissance Technologies Corp. and James H. Simons with the SEC on February 12, 2007 reporting beneficial ownership as of December 31, 2006. The reporting entity’s address is 800 Third Avenue, New York, New York 10022.
(6)

Includes (a) 819,736 shares owned by Mr. Bertelli individually; (b) 315,024 shares which may be acquired by Mr. Bertelli within 60 days of September 21, 2007 through the exercise of stock options; (c) 23,262 restricted shares awarded under our stock-based plans (as to which Mr. Bertelli has sole voting power, but no investment power); and (d) 12,400 shares owned by Mr. Bertelli’s spouse, as to which Mr. Bertelli disclaims beneficial ownership. Mr. Bertelli’s address is c/o Mercury Computer Systems, Inc., 199 Riverneck Road, Chelmsford, Massachusetts 01824.

How much stock do Mercury’s directors and executive officers own?

The following information is furnished as of September 21, 2007, with respect to common stock beneficially owned by: (1) our directors (including our chief executive officer); (2) our chief financial officer and the three most highly compensated executive officers other than the chief executive officer and the chief financial officer; and (3) all directors and executive officers as a group. Unless otherwise indicated, the individuals named below held sole voting and investment power over the shares listed.

Name and Address of Beneficial Owner*	Number of Shares Beneficially Owned	Percent of Class(1)
Dr. Gordon B. Baty(2)	133,816	*	*
Dr. Albert P. Belle Isle(3)	99,952	*	*
James R. Bertelli(4)	1,170,422	5.1%
George W. Chamillard(5)	43,000	*	*
Russell K. Johnsen(6)	69,520	*	*
Sherman N. Mullin(7)	85,962	*	*
Lee C. Steele(8)	54,500	*	*
Vincent Vitto(9)	15,000	*	*
Dr. Richard P. Wishner(10)	55,000	*	*
Robert E. Hult(11)	108,225	*	*
Marcelo G. Lima(12)	40,671	*	*
Mark F. Skalabrin(13)	166,530	*	*
Didier M.C. Thibaud(14)	160,021	*	*
All directors and executive officers as a group (19 persons)(15)	2,411,710	10.2%

*	Unless otherwise indicated, the address is c/o Mercury Computer Systems, Inc., 199 Riverneck Road, Chelmsford, Massachusetts 01824.
**	Less than 1.0%.
(1)	The number and percent of the shares of common stock with respect to each beneficial owner are calculated by assuming that all shares which may be acquired by such person within 60 days of September 21, 2007 are outstanding.
(2)	Includes (a) 56,864 shares owned by Dr. Baty individually; (b) 59,952 shares which may be acquired by Dr. Baty within 60 days of September 21, 2007 through the exercise of stock options; and (c) 17,000 shares owned by Dr. Baty’s spouse, as to which Dr. Baty disclaims beneficial ownership.
(3)	Includes (a) 40,000 shares owned by Dr. Belle Isle individually; and (b) 59,952 shares which may be acquired by Dr. Belle Isle within 60 days of September 21, 2007 through the exercise of stock options. The shares referenced in clause (a) of the preceding sentence are held in a margin account at a brokerage firm, and the positions in such account are pledged as collateral security for the repayment of debit balances, if any, in such account.
(4)

Includes (a) 819,736 shares owned by Mr. Bertelli individually; (b) 315,024 shares which may be acquired by Mr. Bertelli within 60 days of September 21, 2007 through the exercise of stock options; (c) 23,262 restricted shares awarded under our stock-based plans (as to which Mr. Bertelli has sole voting power, but no investment power); and (d) 12,400 shares owned by Mr. Bertelli’s spouse, as to which Mr. Bertelli disclaims beneficial ownership. The shares referenced in clause (a) of the preceding sentence are held in a margin account at a brokerage firm, and the positions in such account are pledged as collateral security for the repayment of debit balances, if any, in such account.

(5)	Includes 43,000 shares which may be acquired by Mr. Chamillard within 60 days of September 21, 2007 through the exercise of stock options.
(6)	Includes (a) 3,000 shares owned by a family trust (as to which Mr. Johnsen has sole voting and investment power); and (b) 66,520 shares which may be acquired by Mr. Johnsen within 60 days of September 21, 2007 through the exercise of stock options.
(7)	Includes (a) 16,036 shares owned by a family trust (as to which Mr. Mullin shares voting and investment power); and (b) 69,926 shares which may be acquired by Mr. Mullin within 60 days of September 21, 2007 through the exercise of stock options.
(8)	Includes (a) 2,000 shares owned by Mr. Steele individually; and (b) 52,500 shares which may be acquired by Mr. Steele within 60 days of September 21, 2007 through the exercise of stock options.
(9)	Includes 15,000 shares which may be acquired by Mr. Vitto within 60 days of September 21, 2007 through the exercise of stock options.
(10)	Includes (a) 2,500 shares owned by a family trust (as to which Dr. Wishner has sole voting and investment power); and (b) 52,500 shares which may be acquired by Dr. Wishner within 60 days of September 21, 2007 through the exercise of stock options.
(11)	Includes (a) 9,334 shares owned by Mr. Hult individually; (b) 75,000 shares which may be acquired by Mr. Hult within 60 days of September 21, 2007 through the exercise of stock options; and (c) 23,891 restricted shares awarded to Mr. Hult under our stock-based plans (as to which Mr. Hult has sole voting power, but no investment power).
(12)	Includes (a) 446 shares owned by Mr. Lima individually; (b) 23,250 shares which may be acquired by Mr. Lima within 60 days of September 21, 2007 through the exercise of stock options; and (c) 16,975 restricted shares awarded to Mr. Lima under our stock-based plans (as to which Mr. Lima has sole voting power, but no investment power).
(13)	Includes (a) 53,106 shares owned by Mr. Skalabrin individually; (b) 77,900 shares which may be acquired by Mr. Skalabrin within 60 days of September 21, 2007 through the exercise of stock options; and (c) 35,524 restricted shares awarded to Mr. Skalabrin under our stock-based plans (as to which Mr. Skalabrin has sole voting power, but no investment power).
(14)	Includes (a) 3,457 shares owned by Mr. Thibaud individually; (b) 121,940 shares which may be acquired by Mr. Thibaud within 60 days of September 21, 2007 through the exercise of stock options; and (c) 34,624 restricted shares awarded to Mr. Thibaud under our stock-based plans (as to which Mr. Thibaud has sole voting power, but no investment power).
(15)	Includes (a) 997,248 shares owned by directors and executive officers individually or by family trusts as to which each has sole voting and investment power; (b) 17,036 shares owned by directors and executive officers and their respective spouses (including family trusts) as to which each shares voting and investment power; (c) 1,147,244 shares which may be acquired within 60 days of September 21, 2007 through the exercise of stock options; (d) 220,782 restricted shares awarded to the executive officers under our stock-based plans (as to which each has sole voting power, but no investment power); and (e) 29,400 shares owned individually by spouses of directors and executive officers, as to which the directors and executive officers disclaim beneficial ownership.

EXECUTIVE OFFICERS

Who are Mercury’s executive officers?

The following persons are our executive officers as of October 12, 2007:

Name	Position
James R. Bertelli	Chairman, President and Chief Executive Officer
Robert E. Hult	Senior Vice President, Chief Financial Officer and Treasurer
Terrence M. Ryan	Senior Vice President and General Manager, Federal Government Businesses
Craig A. Saline	Senior Vice President, Organization Development and Human Resources
Mark F. Skalabrin	Senior Vice President and General Manager, Advanced Computing Solutions
Didier M.C. Thibaud	Senior Vice President and General Manager, Advanced Computing Solutions
Alex N. Braverman	Vice President, Controller and Chief Accounting Officer
Douglas F. Flood	Vice President, Corporate Development
Marcelo G. Lima	Vice President and General Manager, Visage Imaging
Craig Lund	Vice President, Chief Technology Officer
Joel B. Radford	Vice President, Strategic Marketing and Alliances

Where can I obtain more information about Mercury’s executive officers?

Biographical information concerning our executive officers and their ages can be found in Item 4.1 entitled “Executive Officers” in our annual report on Form 10-K for the fiscal year ended June 30, 2007, which is incorporated by reference into this proxy statement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

Our executive compensation philosophy is to provide our executives with appropriate and competitive individual pay opportunities with actual pay heavily influenced by the attainment of corporate and individual performance objectives. Our compensation philosophy is intended to meet the following objectives:

•

Offer compensation opportunities that attract highly qualified executives, reward exceptional initiative and achievement, and retain the leadership and skills necessary to build long-term shareholder value.

•	Maintain a significant portion of executives’ total compensation at risk, tied to both our annual and long-term financial performance and the creation of shareholder value.

•	Achieve our short-term and long-term strategic goals and values by aligning compensation with business objectives and individual performance.

We support a “pay for performance and contributions” philosophy by tracking and developing performance and recognizing and rewarding employee contributions toward Mercury’s financial success. Our objective is to implement strategies for delivering compensation that are well structured, competitive with the overall technology industry, reward pay-for-performance, and are appropriately aligned with Mercury’s financial goals and long-term shareholder value creation.

How We Determine Executive Compensation

The Compensation Committee has responsibility for our executive compensation philosophy and the design of executive compensation programs. The Compensation Committee is primarily responsible for setting executive compensation, which in the case of our CEO is subject to ratification by a majority of the independent directors on our Board. Information about the Compensation Committee, including its composition, responsibilities and processes, can be found on page 9 of this proxy statement.

In addition to evaluating our executives’ contribution and performance in light of corporate and individual performance objectives, we also base our compensation decisions on market considerations. The Compensation Committee benchmarks our cash and equity incentive compensation against programs available to employees in comparable roles at peer companies. All forms of compensation are evaluated relative to the market median for our peer group. Individual compensation pay levels may vary from this reference point based on individual performance and other considerations, including an executive’s relative experience in a new position and the initial compensation levels required to attract qualified new hires.

In 2004, we engaged the services of Pearl Meyer & Partners, independent compensation consultants, to assist us in defining a peer group of companies and collecting relevant market data from those companies for purposes of evaluating all forms of executive compensation. The following 12 companies were included in this peer group: Adaptec, Inc.; Aeroflex Incorporated; Cognex Corporation; Coherent, Inc.; Cray Inc.; DSP Group, Inc.; Enterasys Networks, Inc.; Extreme Networks, Inc.; Hologic, Inc.; Kronos Incorporated; Radisys Corporation; and Wind River Systems, Inc.. This data was referred to by the Compensation Committee in setting the base salary and annual executive bonus compensation for our executive officers for fiscal year 2007.

The Compensation Committee annually reviews the companies included in the peer group and adds or removes companies as necessary to ensure that the peer group comparisons are meaningful. During fiscal year 2007 we engaged the services of Radford Surveys and Consulting, independent compensation consultants, to assist us in defining an updated peer group of companies and collecting relevant market data from those companies. The following 18 companies are included in the updated peer group: Adaptec, Inc.; Aeroflex Incorporated; Anaren, Inc.; Argon ST, Inc.; Avanex Corporation; Cognex Corporation; DSP Group, Inc.; Electro Scientific Industries, Inc.; EMS Technologies, Inc.; Extreme Networks, Inc.; Hologic, Inc.; Kronos Incorporated; MRV Communications, Inc.; Radisys Corporation; STEC, Inc. (formerly known as SimpleTech, Inc.); Symmetricom, Inc.; Veeco Instruments Inc.; and Vicor Corporation. Data with respect to the updated peer group was considered by the Compensation Committee in determining equity awards granted in June 2007. We also engaged Radford Surveys and Consulting to assist us in designing our shareholder-approved stock option exchange program, which was implemented during fiscal year 2007.

We base our total compensation program not only on the application of corporate and individual performance considerations and competitive positioning against our peer group, but also through the application of CEO and Compensation Committee judgment. Our Board of Directors reserves the right to determine payouts under the portion of the CEO’s annual executive bonus tied to individual objectives without regard to previously-established goals if changes in Mercury’s business or strategy, or other extenuating circumstances, warrant such decision in the Board’s judgment. The CEO is afforded the same discretion in recommending bonus payouts to the other executive officers.

Our Elements of Total Compensation

Our total compensation program consists of fixed elements, such as base salary and benefits, and variable performance-based elements, such as annual and long-term incentives. Our fixed compensation elements are designed to provide a stable source of income and financial security to our executives. Our variable performance-based elements are designed to reward performance at three levels: individual performance, actual corporate performance compared to annual business goals, and long-term shareholder value creation.

We compensate our executives principally through base salary, performance-based annual incentives and equity awards. The objective of this three-part approach is to remain competitive with other companies in the same market for executive talent, while ensuring that our executives are given the appropriate incentives to deliver short-term results and at the same time create sustainable long-term shareholder value. The Compensation Committee has chosen to put a majority of each executive’s total target compensation at risk, contingent upon the achievement of our annual operating plan, year-over-year revenue growth, and shareholder value creation.

Base Salary

In general, the Compensation Committee targets base salaries at levels that it believes are, on average, consistent with the median rate paid for equivalent positions by our peers. In addition, when the Compensation Committee annually considers executive base salaries, it takes into account each executive’s role and level of responsibility. In general, executives with the highest level and amount of responsibility have the highest percentage of their total target compensation at risk.

Base salaries for our executive officers (other than the CEO) are set by the Compensation Committee, based on the recommendation of the CEO. The range of base salary increases for our named executive officers (other than the CEO) for fiscal year 2007 from fiscal year 2006 was 4% to approximately 8.7%. In determining the levels of the increases, the Compensation Committee considered the compensation for equivalent positions within our peer group of companies, and the desirability of aligning the compensation of executive officers with comparable responsibilities.

The base salary for our CEO is set by the Compensation Committee, and is subject to ratification by a majority of the independent directors on our Board. Our CEO’s base salary increase for fiscal year 2007 from fiscal year 2006 was approximately 3.6% and was effective as of July 1, 2006. In determining the level of the increase, the Compensation Committee considered the compensation for equivalent positions within our peer group of companies, internal equity and pay relationships among the executives reporting to our CEO, CEO performance, and the range of executive pay adjustments for fiscal year 2007 for our other executives.

Annual Executive Bonus Program

Our annual executive bonus program provides additional cash compensation for our executive officers based on achieving the corporate and, where applicable, business unit goals contained in the annual operating plan that is approved by our Board of Directors around the beginning of the fiscal year, as well as individual objectives. Each executive officer’s annual bonus target is determined based on position, title, responsibilities and total target cash compensation, and may be subject to change from year to year.

Target bonuses for our executive officers (other than the CEO) are set by the Compensation Committee, based on the recommendation of the CEO. Target bonuses for our named executive officers (other than the CEO) ranged between 45% and 50% of base salary for fiscal year 2007. Sixty percent of these target bonuses was tied to corporate performance targets, with the remainder in each case tied to individual objectives. The annual executive bonus program for fiscal year 2007 also provided that Marcelo G. Lima would receive quarterly payouts determined as a percentage of the revenues of the business unit managed by Mr. Lima.

The target bonus for our CEO is set by the Compensation Committee, and is subject to ratification by a majority of the independent directors on our Board. Our CEO’s target bonus was 70% of his base salary for fiscal year 2007, of which 60% was tied to corporate performance targets and 40% was tied to individual objectives.

Our executive officers’ target corporate performance bonuses are based on the achievement of revenue targets in the operating plan for the fiscal year. For executive officers who are directly responsible for a business unit, 50% of their target corporate performance bonuses is based on business unit revenue performance, and 50% is based on overall corporate revenue performance. For executive officers who are not directly responsible for a business unit, 100% of their target corporate performance bonuses are based on overall corporate revenue performance.

For fiscal year 2007, the corporate performance portion of the annual executive bonus program became payable only if Mercury’s non-GAAP operating income as a percentage of sales revenue for the fiscal year met the target in the operating plan for that fiscal year. Assuming this performance measure had been achieved, payout of the corporate performance bonus began when a threshold of 85% of the revenue target was achieved, at which point 40% of the portion of the corporate performance bonus tied to that objective was earned. The amount payable with respect to the particular revenue target increased in relation to revenue performance until 100% of the revenue target was achieved, at which point 70% of the portion of the corporate performance bonus tied to that objective was earned. The amount payable with respect to the particular revenue target continued to increase in relation to revenue performance until 110% of the revenue target was achieved, at which point 100% of the portion of the corporate performance bonus tied to that objective was earned. The Compensation Committee reserves the right to vary from year to year the percentages of the target corporate bonus earned upon achievement of the threshold, target and maximum revenue objectives.

Individual objectives for our executive officers (other than the CEO) are established by our CEO after consultation with the affected executive officers. At the end of the fiscal year, the CEO measures individual achievement for an executive officer by comparing actual performance of the executive to the previously-established goals. The CEO is permitted to change an executive officer’s individual objectives, or recommend a payout without regard to previously-established goals, if changes in Mercury’s business or strategy, or other extenuating circumstances, warrant such decision in the CEO’s judgment. At the end of the fiscal year, the CEO reports to the Compensation Committee on the executive officers’ achievement of individual objectives, and the Compensation Committee approves the payout of the individual objective bonuses to our executive officers (other than the CEO), based on the CEO’s recommendation. Individual objectives for fiscal year 2007 generally related to design wins, customer satisfaction targets, continuous improvement initiatives and talent development.

The individual objectives for our CEO are established by the independent directors on our Board around the beginning of the fiscal year. At the end of the fiscal year, all the independent directors evaluate the CEO’s performance in light of the previously-established goals, and based on that review, the Compensation Committee approves the payout of the CEO’s individual objective bonus, which is subject to ratification by a majority of the independent directors on our Board. Our CEO’s individual objectives for fiscal year 2007 related to talent development and the achievement of strategic planning milestones.

The individual objectives portion of our executive officers’ target bonuses may be earned irrespective of whether the threshold for payment of the corporate performance bonuses has been achieved or whether corporate performance bonuses have been earned.

The threshold targets for the corporate performance portion of the annual executive bonus program for fiscal year 2007 were not met, and therefore no corporate performance bonuses were paid under the annual executive bonus program for fiscal year 2007. Each of our named executive officers (other than the CEO) received payments under the annual executive bonus program for fiscal year 2007 equal to, in the case of Mr. Lima, 90% of the portion of his individual objective bonus target, in addition to the quarterly payouts determined as a percentage of revenues of the business unit managed by Mr. Lima, and in the remaining cases, 100% of their respective individual objective bonus targets. Our CEO received a payment under the annual executive bonus program for fiscal year 2007 equal to 70% of his individual objective bonus target.

Long-Term Incentive Plan

Certain of our executives participate in our Long-Term Incentive Plan (“LTIP”). Participants are eligible to receive awards under the LTIP if Mercury’s operating income as a percentage of sales revenue and revenue growth year-over-year meet or exceed threshold targets established by the Compensation Committee around the beginning of each fiscal year. The LTIP is intended to create an incentive in addition to our annual executive bonus plan that enables Mercury to attract and retain senior executives and other key employees who contribute to our future success. The difference between the annual executive bonus program and the LTIP is that the LTIP revenue targets are “stretch” goals above the targets in Mercury’s operating plan for the fiscal year and are not achievable absent superior corporate performance.

Each performance period under the LTIP is Mercury’s fiscal year. No payment is made under the LTIP if Mercury’s non-GAAP operating income as a percentage of sales revenue has not met the threshold established by the Compensation Committee for the fiscal year. Assuming this performance measure has been achieved, 100% of the target award is payable if Mercury’s year-over-year revenue growth meets the target growth rate set by the Compensation Committee. Awards are increased by 3.75% for each one percentage point improvement in revenue growth above the target, up to a maximum of 20 percentage points in revenue growth above the target. The Compensation Committee also sets a threshold target for year-over-year revenue growth at which 75% of the target award is payable, with incremental increases in the size of the awards for increases in year-over-year revenue between the threshold and target growth rates.

The amount of each participant’s target bonus under the LTIP is the same as his or her target bonus under our annual executive bonus program. All awards under the LTIP are calculated as dollar amounts, and 50% of each award is paid in cash. The remaining 50% of each award is payable in the form of restricted stock or restricted stock units as set forth in the award agreement. These stock grants in lieu of cash are made after the end of the fiscal year when the payouts under the LTIP are approved by the Compensation Committee, at which time the vesting schedule is fixed and the number of shares is calculated based on the closing price of our common stock on the date such action is taken.

For fiscal year 2007, each of our named executive officers participated in the LTIP. Participation in the LTIP by our CEO was approved by the Compensation Committee and ratified by a majority of the independent directors on the full Board. Participation by the other participating executive officers was recommended by our CEO and approved by the Compensation Committee. The LTIP’s threshold performance targets for fiscal year 2007 were not met, and therefore no payments were made under the LTIP for fiscal year 2007. The last year for which payments were made under the LTIP was fiscal year 2005.

Equity Compensation

We believe that compensation in the form of Mercury stock should be a significant portion of our executive officers’ total compensation. Equity compensation creates a unique link between the creation of shareholder value and an executive’s long-term wealth accumulation opportunity. Our 2005 Stock Incentive Plan allows for several types of equity instruments, including stock options, stock appreciation rights, restricted stock and deferred stock awards. We have not adopted a set practice as to the type of equity award granted to executives, and the Compensation Committee determines which instruments to use on a grant-by-grant basis. When determining equity awards for an executive officer, the Compensation Committee considers the executive’s current contribution to Mercury’s performance, the anticipated contribution to meeting Mercury’s long-term strategic performance goals and industry practices and norms. Long-term incentives granted in prior years, existing levels of stock ownership by executive officers and aggregate grants to all executive officers are also taken into consideration.

During fiscal year 2007, the Compensation Committee adopted an equity compensation awards policy that describes how equity awards are granted. Awards are granted by the Compensation Committee, subject to the following:

•	any award granted to the CEO is subject to ratification by a majority of the independent directors on the full Board; and

•

the Compensation Committee may delegate to the CEO the authority to grant awards to other employees (other than our executive officers or other persons deemed to be “covered employees” within the meaning of Section 162(m) of the Internal Revenue Code), subject to guidelines that are included in any such delegation.

Equity award grants (other than new hire grants) are made with an effective date of the 15th of February, May, August or November, or if not a business day, then the next succeeding business day, and each such date is referred to as the “Quarterly Grant Date.” New hire grants are made with an effective date of the 15th of each month, or if not a business day, the next succeeding business day, and each such date is referred to as the “New Hire Grant Date.” Grants are made by the Compensation Committee only at meetings of the Committee, which must occur on or prior to (but not after) the Quarterly Grant Date or the New Hire Grant Date applicable to such awards. Grants to the CEO are ratified by the independent directors only at a meeting of the Board, which must occur on or prior to (but not after) the Quarterly Grant Date applicable to such award. Grants made by the CEO pursuant to delegated authority are evidenced by a grant document that must be signed and dated by the CEO on or prior to (but not after) the Quarterly Grant Date or New Hire Grant Date applicable to such awards. Awards are granted on a Quarterly Grant Date or a New Hire Grant Date regardless of whether the Compensation Committee, the Board or the CEO is then in possession of material, non-public information that may be material to investors, and except as described below, this policy is not intended to time the grant of equity awards in coordination with such information.

The Compensation Committee has reserved the right to grant equity awards having an effective date other than a Quarterly Grant Date or New Hire Grant Date if the Committee determines in good faith that such award is advisable and in the best interests of Mercury and so long as the Committee believes, in good faith, that neither the members of the Committee nor the grantee is then in possession of material, non-public information concerning Mercury. Any such grant will be made by the Compensation Committee only at a meeting of the Committee, which must occur on or prior to (but not after) the effective date of such award.

On August 15, 2006, we granted a stock option award to our CEO covering 75,000 shares of our common stock. This award is described in the Outstanding Awards at Fiscal Year-End Table on page 30 of this proxy statement. No awards were granted to our other named executive officers at this time because they had already received substantial stock option awards for retention purposes at the end of the prior fiscal year.

On June 5, 2007, we granted equity awards to each of our named executive officers and other key employees. The Compensation Committee determined that it was in the best interests of Mercury to grant these awards prior to the beginning of fiscal year 2008 instead of waiting until the next Quarterly Grant Date in order to enhance retention in light of a significant reorganization of Mercury’s business units. Awards to the executive officers (other than the CEO) were split between restricted stock and stock options as follows: the amount of each executive’s award was first calculated in terms of “stock option equivalents,” and then the Compensation Committee awarded 50% of each executive’s award in the form of stock options (where a stock option covering one share was deemed to be one stock option equivalent), and 50% of each executive’s award in the form of restricted stock (where a share of restricted stock was deemed to be 1.75 stock option equivalents). These awards to the named executive officers are described in the Outstanding Awards at Fiscal Year-End Table on page 30 of this proxy statement. The mix of stock options (which have value only if our share price increases) and restricted stock (which has immediate value upon vesting) and the vesting schedules for the two types of awards were selected to enhance retention in the nearer term and at the same time provide incentives over the longer term based on shareholder value creation. At our CEO’s request, 100% of his award was granted in the form of stock options. In light of the fact that the CEO’s entire award was in the form of stock options, the Compensation Committee determined that it was appropriate to vest such award over a 3-year period, instead of the 4-year vesting period applicable to the other executive officers’ stock option awards.

In addition, in September 2006 Mark F. Skalabrin, who was not then a named executive officer and who was therefore eligible to participate in our shareholder-approved stock option exchange program, surrendered options to purchase an aggregate of 30,000 shares in exchange for a replacement award of 7,500 restricted shares.

Employee Benefits

We offer employee benefit programs that are intended to provide financial protection and security for our employees and to reward them for the total commitment we expect from them in service to Mercury. All of our named executive officers are eligible to participate in these programs on the same basis as our other employees. These benefits include the following: medical, dental and vision insurance, with employees sharing a percentage of the cost that may be adjusted from year to year; company-paid group life and accident insurance of one times base salary (up to $350,000); employee-paid supplemental group life and accident insurance up to five times base salary (up to $400,000); short- and long-term disability insurance; a qualified 401(k) retirement savings plan with a 50% company match up to 6% of base pay; and an employee stock purchase plan, which entitles participants to purchase our common stock at a 15% discount.

Supplemental Life and Long-Term Disability Insurance

We provide our senior executives with an opportunity to participate in a supplemental life insurance program to support long-term wealth accumulation through the cash value build up under whole life insurance policies from the participant’s entry date into the program to retirement (projected at age 65 for purposes of determining the amount of insurance to be purchased). Based on the participant’s age upon entry into the program and his or her insurability, the targeted cumulative cash value build up at age 65 is approximately $1,000,000.

During the first four years of participation in the program, Mercury owns the participant’s life insurance policy and pays the premiums thereon. Any dividends paid out by the insurer are used to purchase additional life insurance. During this period a benefit equal to 1 times the participant’s total annual cash compensation target is payable to the participant’s designated beneficiaries in the event of the participant’s death, with any remaining portion of such death benefit payable to Mercury, except as follows. In the case of Mr. Skalabrin, who is insured under a Mercury-owned policy under this program, the death benefit payable to Mr. Skalabrin’s estate during fiscal year 2007 would have been $500,000, with any remaining portion of such death benefit payable to Mercury.

After four years of participation in the program, ownership of the life insurance policy is transferred to the participant. As owner of the policy, the cumulative cash value build up is available to the participant, subject to the terms of the policy, and the participant may also direct payment of the full amount of the death benefit to his or her designated beneficiaries. After transfer of ownership of the policy, Mercury continues to pay the premiums thereon as long as the participant remains employed by us, as well as annual “gross up” payments to the participant to cover the related tax obligations arising from this arrangement.

We also pay the premiums for supplemental long-term disability insurance coverage for our CEO. In the event our CEO becomes disabled for a period lasting more than 90 days, this coverage pays a benefit equal to

$12,839 per month of continuing disability up to a maximum of 60 months. We pay an annual “gross up” payment to our CEO to cover the related tax obligation arising from this arrangement.

Perquisites and Personal Benefits

Personal tax and financial planning.    Executive officers are eligible to be reimbursed up to $1,500 annually for personal tax and financial planning services.

Company-provided leased automobile.    We provide a leased automobile to one of our named executive officers who is a French resident and whose management responsibilities include our European subsidiaries. We provide this benefit based on competitive compensation practices for European-based executives.

Deferred Compensation Plan

An executive non-qualified deferred compensation plan was established during fiscal year 2001. Pursuant to this plan, our executives may elect to defer up to 35% of their total cash compensation. Mercury may, but is not required to, make employer contributions to a participant’s account at the end of each plan year in such amounts as our Board of Directors determines in its sole discretion, taking into consideration such factors as the participant’s prior service, job responsibilities and performance, and Mercury’s success in meeting its financial goals.

A plan participant’s account is credited with gains and losses based on the performance of deemed investment options selected by the participant, which options generally mirror the investment options available under our 401(k) retirement savings plan. However, the investment options are used for measurement purposes only, and do not constitute an actual investment of the participant’s account in any such investment option. Plan participants remain at all times unsecured creditors of Mercury.

None of our named executive officers participated in, or held an account in, the deferred compensation plan during fiscal year 2007.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the deduction a public company is permitted for compensation paid to the chief executive officer and to the four most highly compensated executive officers other than the chief executive officer. Generally, amounts paid in excess of $1,000,000 to a covered executive cannot be deducted, unless the compensation is paid pursuant to a plan which is performance related, non-discretionary and has been approved by our shareholders. In its deliberations the Compensation Committee considers ways to maximize deductibility of executive compensation, but nonetheless retains the discretion to compensate executive officers at levels the Compensation Committee considers commensurate with their responsibilities and achievements. We have not adopted a policy that all executive compensation be fully deductible.

Change in Control Severance Agreements

We recognize that Mercury, as a publicly-traded company, may become the target of a proposal which could result in a change in control, and that such possibility and the uncertainty and questions which such a proposal may raise among management could cause our executive officers to leave or could distract them in the performance of their duties, to the detriment of Mercury and our shareholders. We have entered into agreements with each of our executive officers that are designed to protect them against the loss of their positions and the loss of anticipated benefits under their unvested equity compensation awards following a change in control of Mercury. The agreements are intended to reinforce and encourage the continued attention of our executive officers to their assigned duties without distraction and to ensure the continued availability to Mercury of each of our executive officers in the event of a proposed change in control transaction. We believe that these objectives are in the best interests of Mercury and our shareholders. We also believe that it is in the best interests of Mercury and our shareholders to offer such agreements to our executive officers insofar as Mercury competes for executive talent in a highly competitive market in which companies routinely offer similar benefits to senior executives.

If the executive is employed by Mercury upon the occurrence of a change in control, vesting of all his then outstanding stock options and other stock-based awards immediately accelerates and all such awards become immediately exercisable or non-forfeitable. We believe that the equity awards granted to our executive officers have been reasonable in amount and that, in the event of a change in control, it is appropriate that our executive officers receive the full benefit under their equity compensation awards of the increase in Mercury’s value attributable to the performance of the current management team.

The executive is also entitled to severance benefits if, within 12 months after a change in control of Mercury, the executive’s employment is terminated (1) by us other than for cause or disability or (2) by the executive for good reason. Severance benefits include a lump sum cash payment equal to 1 times the sum of the executive’s then current annualized base salary and bonus target under our annual executive bonus plan (including the cash component of the LTIP), outplacement services and continuation of health and dental insurance coverage. We believe these severance benefits are reasonable and appropriate for our executive officers in light of the anticipated time it takes high-level executives to secure new positions with responsibilities and compensation that are commensurate with their experience.

For more details, please refer to Change in Control Arrangements beginning on page 32 of this proxy statement.

How were the executive officers compensated for fiscal year 2007?

The following table sets forth all compensation paid to our chief executive officer, our chief financial officer and each of our other three most highly compensated executive officers, who are collectively referred to as the “named executive officers,” in all capacities for the last fiscal year.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
James R. Bertelli	2007	$435,000	$85,260	$214,357	$694,015	—	$119,566	$1,548,198
President and Chief Executive Officer

Robert E. Hult	2007	260,000	52,000	137,876	666,031	—	7,826	1,123,733
Senior Vice President and Chief Financial Officer

Marcelo G. Lima	2007	220,000	35,640	81,318	331,772	$18,357	4,912	691,999
Vice President and General Manager, Commercial Imaging and Visualization

Mark F. Skalabrin	2007	220,000	39,600	96,867	355,019	—	25,971	737,457
Vice President and General Manager, Advanced Solutions

Didier M.C. Thibaud	2007	278,988	50,000	146,233	386,666	—	48,116	910,003
Senior Vice President, Defense and Commercial Businesses(7)

(1)	The amounts in this column reflect payments under the individual objective portion of our annual executive bonus program.
(2)	This column represents the dollar amount we recognize for financial statement reporting purposes with respect to fiscal year 2007 related to restricted stock awards in accordance with FAS 123R, disregarding the estimate for forfeitures, and thus includes amounts for restricted stock awards granted in fiscal 2007 as well as prior years. Additional information can be found in Note C to the consolidated financial statements included in Mercury’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007.
(3)	This column represents the dollar amount we recognize for financial statement reporting purposes with respect to fiscal year 2007 related to stock option awards in accordance with FAS 123R, disregarding the estimate for forfeitures, and thus includes amounts for stock option awards granted in fiscal 2007 as well as prior years. Additional information can be found in Note C to the consolidated financial statements included in Mercury’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007.
(4)	The amount in this column for Mr. Lima reflects the portion of his annual executive bonus for fiscal year 2007 consisting of quarterly payouts determined as a percentage of revenues of the business unit managed by Mr. Lima.

(5)	The table below shows the components of this column for fiscal year 2007:

Name	401(k) Plan Matching Contribution(a)	Executive Life/Disability Insurance Premiums(b)	Perquisites and Other Personal Benefits(c)	Total All Other Compensation
James R. Bertelli	$6,825	$111,741	$1,000	$119,566
Robert E. Hult	6,726	—	1,100	7,826
Marcelo G. Lima	4,912	—	—	4,912
Mark F. Skalabrin	6,730	19,241	—	25,971
Didier M.C. Thibaud	—	35,467	12,649	48,116

(a)	The amounts in this column represent our matching contributions allocated to each of the named executive officers who participates in our 401(k) retirement savings plan. All such matching contributions were fully vested upon contribution.
(b)	The amounts in this column represent premiums we paid on behalf of the named executive officers for whole life insurance and, in the case of Mr. Bertelli, supplemental long-term disability insurance. For additional information, see “Compensation Discussion and Analysis—Supplemental Life and Long-Term Disability Insurance.” The amounts in this column include gross-up amounts to cover related tax obligations as follows: Mr. Bertelli ($38,830) and Mr. Thibaud ($12,325).
(c)	The amounts in this column include payments we made to or on behalf of the named executive officers for (i) in the cases of Messrs. Bertelli and Hult, personal tax and financial planning and (b) in the case of Mr. Thibaud, a company-provided leased automobile.
(7)	A portion of Mr. Thibaud’s salary is paid in U.S. Dollars, which is attributable to his employment with Mercury in the United States, and the remainder is paid in Euros, which is attributable to his employment by Mercury’s French subsidiary. Mr. Thibaud also receives additional monthly payments in Euros for his services as president of Mercury’s French subsidiary, which payments are included in the salary column. The Euro portion of Mr. Thibaud’s salary and the additional payments for serving as president of the French subsidiary are paid monthly, and the salary column reflects the conversion of each monthly payment from Euros into U.S. Dollars (USD) based on the average conversion rate between Euros and USD for such month. Amounts in the All Other Compensation column attributable to payments related to a company-provided leased automobile are treated in the same manner as salary. The amount in the bonus column was paid in USD.

Grants of Plan-Based Awards

The following table shows all awards granted to each of the named executive officers during the last fiscal year.

Grants of Plan-Based Awards

	Grant Date		Possible Future Payments Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards(1)
Name			Threshold ($)	Target ($)	Maximum ($)
James R. Bertelli		(2)	$73,080	$127,890	$182,700	—	—	—	—
		(3)	228,375	304,500	532,000	—	—	—	—
	8/15/2006	(4)	—	—	—	—	75,000	$12.41	$524,513
	6/5/2007	(5)	—	—	—	—	40,000	13.07	272,056

Robert E. Hult		(2)	31,200	54,600	78,000	—	—	—	—
		(3)	97,500	130,000	227,500	—	—	—	—
	6/5/2007	(5)	—	—	—	7,143	—	—	93,359
	6/5/2007	(5)	—	—	—	—	12,500	13.07	85,018

Marcelo G. Lima		(2)	23,760	41,580	59,400	—	—	—	—
		(3)	74,250	99,000	173,250	—	—	—	—
		(6)	—	22,400	22,400	—	—	—	—
	6/5/2007	(5)	—	—	—	7,143	—	—	93,359
	6/5/2007	(5)	—	—	—	—	12,500	13.07	85,018

Mark F. Skalabrin		(2)	23,760	41,580	59,400	—	—	—	—
		(3)	74,250	99,000	173,250	—	—	—	—
	9/11/2006	(7)	—	—	—	7,500	—	—	4,800
	6/5/2007	(5)	—	—	—	17,143	—	—	224,059
	6/5/2007	(5)	—	—	—	—	30,000	13.07	204,042

Didier M.C. Thibaud(8)		(2)	30,000	52,500	75,000	—	—	—	—
		(3)	93,750	125,000	218,750	—	—	—	—
	6/5/2007	(5)	—	—	—	17,143	—	—	224,059
	6/5/2007	(5)	—	—	—	—	30,000	13.07	204,042

(1)	The amounts shown in this column have been calculated in accordance with FAS 123R. Additional information can be found in Note C to the consolidated financial statements in Mercury’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007.

(2)	The amounts shown in these rows reflect the possible cash amounts that could have been earned under the corporate performance portion of our annual executive bonus program for fiscal year 2007 upon achievement of the threshold, target and maximum performance objectives for that program. The threshold targets for the corporate performance portion of the annual executive bonus program for fiscal year 2007 were not met, and therefore no corporate performance bonuses were paid under the annual executive bonus program for fiscal year 2007.

(3)

The amounts shown in these rows reflect the possible amounts that could have been earned under the LTIP for fiscal year 2007 upon achievement of the threshold, target and maximum performance objectives for that plan. All awards under the LTIP are calculated as dollar amounts; however, under the terms of the LTIP, 50% of each annual award is payable in the form of restricted stock or restricted stock units settled in shares of our common stock as determined by the Compensation Committee, with vesting over time as set forth in the award agreement. These stock grants in lieu of cash are made after the end of the fiscal year when the payouts under the LTIP are approved by the Compensation Committee, at which time the vesting schedule is fixed and the number of shares is calculated based on the closing price of our common stock on the NASDAQ Global Select Market on the date such action is taken. Accordingly, the LTIP is treated as a Non-Equity

Incentive Plan in the above table. The LTIP’s threshold performance target for fiscal year 2007 was not met, and therefore no payments were made under LTIP for fiscal year 2007.

(4)	This stock option award was granted under our 2005 Stock Incentive Plan. The grant date fair value of this award has been calculated using the Black-Scholes option pricing model, based on the following assumptions: expected life of option equal to 6 years; expected risk-free interest rate of 4.89%, which is equal to the U.S. Treasury yield curve in effect at the time of grant for instruments with a similar expected life; expected stock volatility of 54%; and expected dividend yield of 0%. This award is also described in the Outstanding Equity Awards at Fiscal Year-End Table.

(5)	These stock option and restricted stock awards were granted under our 2005 Stock Incentive Plan. The grant date fair values of restricted stock awards have been calculated by multiplying the number of shares subject to each award by the closing price of our common stock on the NASDAQ Global Select Market on the grant date. The grant date fair values of the stock option awards have been calculated using the Black-Scholes option pricing model, based on the following assumptions: expected life of option equal to 5.75 years; expected risk-free interest rate of 4.96%, which is equal to the U.S. Treasury yield curve in effect at the time of grant for instruments with a similar expected life, expected stock volatility of 49%; and expected dividend yield of 0%. These awards are also described in the Outstanding Equity Awards at Fiscal Year-End Table.

(6)	The annual executive bonus program for fiscal year 2007 provided that Mr. Lima would receive quarterly payouts determined as a percentage of the revenues of the business unit managed by Mr. Lima. The amounts shown in this row include the aggregate payments that would have been earned by Mr. Lima with respect to this arrangement assuming his business unit had achieved its revenue target in the operating plan for fiscal year 2007. No threshold amount is shown because these payments were earned without regard to any threshold targets. The amount actually paid to Mr. Lima is reported in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”

(7)	This restricted stock award was granted under our 2005 Stock Incentive Plan in connection with our shareholder-approved stock option exchange program. Pursuant to that program, Mr. Skalabrin surrendered options to purchase an aggregate of 30,000 shares in exchange for a replacement award of 7,500 restricted shares. The amount shown in the Grant Date Fair Value of Stock and Option Awards for this replacement award reflects the incremental fair value, computed as of the date of grant in accordance the FAS 123R, of the award. This award is also described in the Outstanding Equity Awards at Fiscal Year-End Table.

(8)	Mr. Thibaud’s threshold, target and maximum performance targets under the annual executive bonus plan and LTIP for fiscal year 2007 were based on a notional annual base salary of $250,000, and payments, if any, would have been made in USD. As explained in note 8 to the Summary Compensation Table, a portion of Mr. Thibaud’s salary is paid in Euros, and the amount of base salary reported in that table reflects fluctuations in the conversion rate between Euros and USD. These fluctuations are not taken into consideration in determining Mr. Thibaud’s target bonus or bonus payments.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table shows information on all outstanding stock options and unvested restricted stock awards held by the named executive officers at the end of the last fiscal year. The table also shows the market value of unvested restricted stock awards at the end of last fiscal year. This represents the number of unvested restricted shares at fiscal year-end, multiplied by the closing price ($12.20) of our common stock on the NASDAQ Global Select Market on June 29, 2007, the last trading day of fiscal year 2007.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards(1)					Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
James R. Bertelli	676	—		$6.50	9/14/2008	4,894	(2)	$59,707
	14,396	—		14.50	9/13/2009	20,000	(3)	244,000
	32,381	—		27.50	9/18/2010	—		—
	10,000	—		26.75	9/20/2010	—		—
	19,738	—		25.37	9/6/2011	—		—
	8,820	—		25.55	9/10/2011	—		—
	50,262	—		37.15	10/15/2011	—		—
	28,751	—		16.45	8/5/2012	—		—
	56,250	18,750	(4)	19.03	7/28/2013	—		—
	37,500	37,500	(5)	23.46	7/28/2014	—		—
	—	75,000	(6)	12.41	8/15/2016	—		—
	—	40,000	(7)	13.07	6/5/2017	—		—

Robert E. Hult	75,000	25,000	(8)	28.00	2/23/2014	1,872	(2)	22,838
	—	62,000	(9)	16.36	6/1/2016	7,500	(10)	91,500
	—	12,500	(11)	13.07	6/5/2017	8,000	(12)	97,600
	—	—		—	—	7,143	(13)	87,145

Marcelo G. Lima	7,500	—		26.60	4/15/2013	999	(2)	12,188
	3,000	1,500	(4)	19.03	7/28/2013	4,500	(10)	54,900
	7,500	7,500	(5)	23.46	7/28/2014	4,666	(12)	56,925
	—	69,000	(9)	16.36	6/1/2016	7,143	(13)	87,145
	—	12,500	(11)	13.07	6/5/2017

Mark F. Skalabrin	10,000	—		4.00	10/20/2007	1,573	(2)	19,191
	1,600	—		7.625	9/28/2008	4,500	(10)	54,900
	9,000	—		23.438	11/2/2009	5,333	(12)	65,063
	1,300	—		25.55	9/10/2011	7,500	(14)	91,500
	26,000	—		19.01	8/2/2012	17,143	(13)	209,145
	11,250	3,750	(4)	19.03	7/28/2013	—		—
	10,000	10,000	(5)	23.46	7/28/2014	—		—
	—	69,000	(9)	16.36	6/1/2016	—		—
	—	30,000	(11)	13.07	6/5/2017	—		—

Didier M.C. Thibaud	2,500	—		23.438	11/2/2009	1,573	(2)	19,191
	35,000	—		48.00	3/13/2010	7,500	(10)	91,500
	10,000	—		26.875	7/31/2010	8,933	(12)	108,983
	2,440	—		25.55	9/10/2011	17,143	(13)	209,145
	12,000	—		37.15	10/15/2011	—		—
	30,000	—		19.01	8/2/2012	—		—
	11,250	3,750	(4)	19.03	7/28/2013	—		—
	10,000	10,000	(5)	23.46	7/28/2014	—		—
	—	77,000	(9)	16.36	6/1/2016	—		—
	—	30,000	(11)	13.07	6/5/2017	—		—

(1)	All option and stock awards granted by Mercury are subject to time-based vesting. Accordingly, there are no unearned option or stock awards outstanding. Securities underlying options are shares of our common stock.

(2)	These restricted share awards vest in four equal installments on each of the first four anniversaries of the grant date (August 12, 2005), contingent in each case on the executive remaining an employee (or in the case of Mr. Bertelli either an employee or a director) of Mercury as of each such date.

(3)	This restricted stock award vests in three equal installments on each of the first three anniversaries of the grant date (February 22, 2006), contingent on Mr. Bertelli remaining either an employee or a director of Mercury as of each such date.

(4)	These stock option awards vest in four equal installments on each of the first four anniversaries of the grant date (July 28, 2003), contingent in each case on the executive remaining an employee of Mercury as of each such date.

(5)	These stock option awards vest in four equal installments on each of the first four anniversaries of the grant date (July 28, 2004), contingent in each case on the executive remaining an employee of Mercury as of each such date.

(6)	This stock option award vests in four equal installments on each of the first four anniversaries of the grant date (August 15, 2006), contingent on Mr. Bertelli remaining either an employee or a director of Mercury as of each such date.

(7)	This stock option award vests in three equal installments on each of the first three anniversaries of the grant date (June 5, 2007), contingent on Mr. Bertelli remaining either an employee or a director of Mercury as of each such date.

(8)	This stock option award vests in four equal installments on each of the first four anniversaries of the grant date (February 23, 2004), contingent on Mr. Hult remaining an employee of Mercury as of each such date.

(9)	These stock option awards vest on the third anniversary of the grant date (June 1, 2006), contingent in each case on the executive remaining an employee of Mercury as of such date.

(10)	These restricted stock awards vest on the fourth anniversary of the grant date (August 12, 2005), contingent in each case on the executive remaining an employee of Mercury as of such date.

(11)	These stock option awards vest in four equal installments on each of the first four anniversaries of the grant date (June 5, 2007), contingent in each case on the executive remaining either an employee or a director of Mercury as of each such date.

(12)	These restricted stock awards vest in three equal installments on each of the first three anniversaries of the grant date (February 20, 2006), contingent in each case on the executive remaining an employee of Mercury as of each such date.

(13)	These restricted stock awards vest in three equal installments on each of the first three anniversaries of the grant date (June 5, 2007), contingent in each case on the executive remaining an employee of Mercury as of each such date.

(14)	This restricted stock award vests as to 2/3 of the covered shares on the second anniversary of the grant date (September 11, 2006) and as to the remaining 1/3 of the covered shares on the third anniversary of the grant date, contingent on Mr. Skalabrin remaining an employee of Mercury as of each such date.

Options Exercised and Stock Vested

The following table shows stock option exercises by the named executive officers during the last fiscal year, including the aggregate value realized upon exercise. This represents the excess of the fair market value, at the time of exercise, of the common stock acquired at exercise over the exercise price of the options. In addition, the table shows the number of shares of restricted stock held by the named executive officers that vested during the past fiscal year, including the aggregate value realized upon vesting. This represents, as of each vesting date, the number of shares vesting on such date, multiplied by the closing price of our common stock on the NASDAQ Global Select Market on such date.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
James R. Bertelli	85,976	$795,026	11,632	$154,451
Robert E. Hult	—	—	4,625	60,874
Marcelo G. Lima	—	—	2,667	35,125
Mark F. Skalabrin	11,680	135,838	3,192	41,938
Didier M.C. Thibaud	—	—	4,992	65,824

Change in Control Arrangements

We have entered into agreements with each named executive officer providing for certain benefits in the event of a change in control of Mercury. A change in control includes, among other events and subject to certain exceptions, the acquisition by any person of beneficial ownership of 50% or more of our outstanding common stock. If a tender offer or exchange offer is made for more than 50% of our outstanding common stock, the executive has agreed not to leave our employ, except in the case of disability or retirement and certain other circumstances, and to continue to render services to Mercury until such offer has been abandoned or terminated or a change in control has occurred.

If the executive is employed by Mercury upon the occurrence of a change in control, vesting of all his then outstanding stock options and other stock-based awards immediately accelerates and all such awards become exercisable or non-forfeitable.

The executive is also entitled to severance benefits if, within 12 months after a change in control of Mercury, the executive’s employment is terminated (1) by us other than for cause or disability or (2) by the executive for good reason. “Cause” is defined in each agreement to include the executive’s willful failure to perform duties, conviction of the executive for a felony, and the executive’s willful engaging in fraud, dishonesty or other conduct demonstrably and materially injurious to Mercury. “Good reason” is defined in each agreement to include an adverse change in the executive’s status or position with Mercury, a reduction in base salary or annual target bonus, failure to maintain the executive’s participation in health and benefit plans on the same basis as other peer executives at Mercury, and a significant relocation of the executive’s principal office.

Severance benefits under each agreement include the following:

•

a lump sum cash payment equal to 1 times the sum of the executive’s then current annualized base salary and bonus target under our annual executive bonus plan (including the cash component of the LTIP);

•	payment of the cost of providing the executive with outplacement services up to a maximum of $30,000; and

•	payment of the cost of providing the executive with health and dental insurance up to 18 months following such termination on the same basis as though the executive had remained an active employee.

Payment of the above-described severance benefits is subject to the executive releasing all his or her claims against Mercury other than claims that arise from Mercury’s obligations under the severance agreement. In addition, if the executive is party to an employment agreement with Mercury providing for change in control payments or benefits, the executive must elect to receive either the benefits payable under that other agreement or the benefits payable under the change in control agreement, but not both.

Each agreement provides for a reduction of payments and benefits payable under the agreement to a level where the executive would not be subject to the excise tax pursuant to section 4999 of the Internal Revenue Code, but only if such reduction would put the executive in a better after-tax position than if the payments and benefits were paid in full. In addition, each agreement provides for the payment by Mercury of the executive’s legal fees and expenses incurred in connection with the agreement.

Each agreement continues in effect through June 30, 2009, subject to automatic one-year extensions thereafter unless notice is given of our or the executive’s intention not to extend the term of the agreement; provided, however, that the agreement continues in effect for 12 months following a change in control that occurs during the term of the agreement. Except as otherwise provided in the agreement, we and each executive may terminate the executive’s employment at any time. Each agreement has no further force and effect if either party terminates the executive’s employment before a change in control, except that any such termination by us without cause or by the executive for good reason during a “potential change in control period” (as defined in the agreement) will entitle the executive to the benefits under the agreement described above (other than the accelerated vesting of stock awards).

The following table illustrates the potential benefits that would have been received by the named executive officers under the agreements described above, assuming we had terminated each executive’s employment without cause on June 30, 2007 following a change in control occurring on such date, and using the closing price ($12.20) of our common stock on the NASDAQ Global Select Market on June 29, 2007, the last trading day of fiscal year 2007.

Potential Payments Upon Termination of Employment Following a Change in Control

Name	Salary/Bonus Lump Sum	Stock Option Acceleration(1)	Restricted Stock Acceleration	Outplacement	Health Benefits(2)	Total
James R. Bertelli	$891,750	—	$303,707	$30,000	$12,387	$1,237,844
Robert E. Hult	455,000	—	299,083	30,000	472	784,555
Marcelo G. Lima	368,500	—	211,158	30,000	16,817	626,475
Mark F. Skalabrin	368,500	—	439,798	30,000	4,718	843,016
Didier M.C. Thibaud(3)	458,858	—	428,818	30,000	10,066	927,742

(1)	Any amounts shown in this column would have represented payment of the difference between $12.20 and the exercise price of any in-the-money unvested stock option which would have become exercisable upon the occurrence of a change in control, multiplied in each case by the number of shares subject to such option. The per share exercise prices of all unvested stock options held by the named executive officers were in each case greater than $12.20, and therefore no payment is shown for the accelerated vesting of those options.
(2)	The value of health and dental insurance benefits is based on the type of coverage Mercury carried for each named executive officer as of June 30, 2007 and the costs associated with such coverage on such date.
(3)	A portion of Mr. Thibaud’s lump sum payment, and his health benefits, would be payable in Euros, and the Salary/Bonus Lump Sum and Health Benefits columns reflect the conversion of Euros into USD based on the average conversion rate between Euros and USD for June 2007.

Employment Agreements

On March 8, 2007, we entered into an employment agreement with Robert E. Hult, Senior Vice President, Chief Financial Officer and Treasurer, which agreement was amended on September 26, 2007. Pursuant to the terms of the amended agreement, Mr. Hult has notified us of his intention to retire on February 1, 2008. Upon his retirement on or after February 1, 2008, the amended agreement provides that Mr. Hult’s bonus under our annual executive bonus program for fiscal year 2008 will be pro-rated to reflect his period of service during the fiscal year through his retirement date, and that such pro-rated amount will be paid to him within 30 days of his retirement date. If Mr. Hult retires on February 1, 2008 as planned, his pro-rated bonus will not be less than $45,500 nor more than $75,833, depending on his achievement of his individual objectives under the bonus program as of his retirement date. The amended agreement also provides that upon Mr. Hult’s retirement on or after February 1, 2008, he will be entitled to cash consulting fees (equal to 50% of his base salary) and the continued vesting of certain restricted stock awards in accordance with their original vesting schedules so long as he continues to be available to provide consulting services to us through February 1, 2010. In addition and in consideration of Mr. Hult’s signing a general release of claims, the amended agreement also provides for partial accelerated vesting on his retirement date of a previous stock option award entitling him to purchase shares of our common stock for $16.36 per share. The number of shares subject to the accelerated vesting is determined by multiplying 62,000 (the number of shares covered by the option) by a fraction, the numerator of which is the number of days Mr. Hult was employed as a full-time employee from June 1, 2006 (the option grant date) through his retirement date, and the denominator of which is 1,096 (representing the original 3-year vesting period). If Mr. Hult retires on February 1, 2008 as planned, an aggregate of 21,510 of his restricted shares will continue to vest in accordance with their original vesting schedules, and in consideration of his giving a general release of claims he will also become entitled to purchase 34,451 shares of our common stock covered by the partially accelerated option grant. Mr. Hult may exercise his stock options at any time within 90 days following his retirement date, but only to the extent such stock options were vested on his retirement date.

Pursuant to the terms of the amended agreement, we can terminate Mr. Hult’s employment at any time prior to his retirement date with or without cause. If we terminate Mr. Hult’s employment without cause, he will become entitled to the following benefits: (1) salary continuation for one year based on his current base salary of $260,000; (2) the accelerated vesting of 16,332 of his restricted shares as of his termination date; and (3) the partial accelerated vesting on his termination date of a previous stock option award entitling him to purchase shares of our common stock for $16.36 per share. The number of shares subject to the accelerated vesting is determined by multiplying 62,000 (the number of shares covered by the option) by a fraction, the numerator of which is the number of days Mr. Hult was employed as a full-time employee from June 1, 2006 (the option grant date) through his termination date, and the denominator is 1,096 (representing the original 3-year vesting period). Mr. Hult may exercise his stock options at any time within 90 days following his termination date, but only to the extent such stock options were vested on his termination date.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement, and based on such review and discussion, the Compensation Committee recommended to Mercury’s Board that the Compensation Discussion and Analysis be included in this proxy statement and be incorporated by reference into Mercury’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007.

By the Compensation Committee of the Board of

Directors of Mercury Computer Systems, Inc.

George W. Chamillard, Chairman

Russell K. Johnsen

Sherman N. Mullin

Dr. Richard P. Wishner

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee of the Board of Mercury with respect to Mercury’s audited financial statements for the fiscal year ended June 30, 2007. Management is responsible for Mercury’s internal controls and financial reporting. Mercury’s independent registered public accounting firm is responsible for performing an audit of Mercury’s financial statements, expressing an opinion as to their conformity with U.S. generally accepted accounting principles and expressing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee is responsible for monitoring and overseeing these processes.

The Audit Committee reviewed Mercury’s audited financial statements for the fiscal year ended June 30, 2007, and discussed these financial statements with Mercury’s management. Management represented to the Audit Committee that Mercury’s financial statements had been prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee also reviewed and discussed the audited financial statements and the matters required to be discussed by Statement on Auditing Standards Nos. 61, 89 and 90, as amended (“Communication with Audit Committees”), with Mercury’s independent registered public accounting firm. Those Statements on Auditing Standards require the independent registered public accounting firm to ensure that the Audit Committee received information regarding the scope and results of the audit. In addition, the Audit Committee received the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), and has discussed with the independent registered public accounting firm its independence.

Based on its review and the discussions with management and the independent registered public accounting firm described above, and its review of the information provided by management and the independent registered public accounting firm, the Audit Committee recommended to Mercury’s Board that the audited financial statements be included in Mercury’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007.

By the Audit Committee of the Board of

Directors of Mercury Computer Systems, Inc.

Lee C. Steele, Chairman

Dr. Gordon B. Baty

Dr. Albert P. Belle Isle

Vincent Vitto

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has not yet appointed an independent registered public accounting firm to examine Mercury’s consolidated financial statements for the fiscal year ending June 30, 2008. KPMG LLP (“KPMG”) served as our independent registered public accounting firm for the fiscal year ended June 30, 2007. A representative of KPMG is expected to be present at the meeting and will have the opportunity to make a statement if he or she desires and to respond to appropriate questions.

Change in Mercury’s Independent Registered Public Accounting Firm

Prior to February 9, 2006, our independent registered public accounting firm had been PricewaterhouseCoopers LLP (“PwC”). On January 16, 2006, PwC notified us of its resignation as our independent registered public accounting firm, which resignation became effective on February 9, 2006 upon completion of PwC’s procedures with respect to the following: (1) our unaudited interim financial statements as of December 31, 2005 and for the three- and six-month periods then ended; and (2) our quarterly report on Form 10-Q in which such financial statements were included, which Form 10-Q was filed with the SEC on February 9, 2006.

The reports of PwC on the financial statements as of and for the fiscal years ended June 30, 2005 and 2004 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. During the fiscal years ended June 30, 2005 and 2004 and through February 9, 2006, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make reference thereto in its reports on the financial statements for such years. During the fiscal years ended June 30, 2005 and 2004 and through February 9, 2006, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

On February 9, 2006, the Audit Committee unanimously voted to engage KPMG as our new independent registered public accounting firm, effective immediately following the filing of our quarterly report on Form 10-Q for the quarter ended December 31, 2005. During the fiscal years ended June 30, 2005 and 2004 and through February 9, 2006, we did not consult with KPMG regarding any of the following: (1) the application of accounting principles to a specified transaction, either completed or proposed; (2) the type of opinion that might be rendered on our financial statements; or (3) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

What were the fees of our independent registered public accounting firms for services rendered to us during the last two fiscal years?

The aggregate fees for professional services rendered for us by our independent registered public accounting firms for the fiscal years ended June 30, 2007 and 2006 were as follows:

	2007	2006
Audit	$1,400,945	$1,512,530
Audit-Related	4,172	65,958
Tax	107,250	—
All Other	—	—

	$1,512,367	$1,578,488

Audit fees for fiscal years 2007 and 2006 were for professional services provided for the audits of our consolidated financial statements and our internal control over financial reporting as well as statutory audits and reviews of the financial statements included in each of our quarterly reports on Form 10-Q. For fiscal year 2007 these services were provided by KPMG. For the portion of fiscal year 2006 through February 9, 2006, these services were provided by PwC ($359,690). Subsequent to February 9, 2006 these services were provided by KPMG ($1,152,840).

Audit-related fees for fiscal year 2007 were for consents relating to three registration statements, which services were provided by KPMG. Audit-related fees for fiscal year 2006 were for accounting consultations in connection with acquisitions, and consultations concerning financial accounting and reporting standards, which services were provided by PwC.

Tax fees for fiscal year 2007 were for tax return preparation and related consulting, as well as miscellaneous tax advice, consisting primarily of consultations regarding state income tax filings and transfer pricing.

What is the Audit Committee’s pre-approval policy?

The Audit Committee pre-approves all auditing services and the terms of non-audit services provided by our independent registered public accounting firm, but only to the extent that the non-audit services are not prohibited under applicable law and the committee determines that the non-audit services do not impair the independence of the independent registered public accounting firm. In situations where it is impractical to wait until the next regularly scheduled quarterly meeting, the chairman of the committee has been delegated authority to approve audit and non-audit services to be provided by our independent registered public accounting firm. Fees payable to our independent registered public accounting firm for any specific, individual service approved by the chairman pursuant to the above-described delegation of authority may not exceed $50,000, plus reasonable and customary out-of-pocket expenses, and the chairman is required to report any such approvals to the full committee at its next scheduled meeting.

The pre-approval requirement is waived with respect to the provision of non-audit services by our independent registered public accounting firm if (1) the aggregate amount of all such non-audit services provided to us constitutes not more than five percent of the total fees paid by us to our independent registered public accounting firm during the fiscal year in which such non-audit services were provided, (2) such services were not recognized at the time of the engagement to be non-audit services, and (3) such services are promptly brought to the attention of the Audit Committee and approved by the committee or by one or more of its members to whom authority to grant such approvals has been delegated by the committee prior to the completion of the independent registered public accounting firm’s audit. During fiscal years 2007 and 2006, none of the non-audit services provided to us by our independent registered public accounting firms was required to be approved by the Audit Committee pursuant to the so-called “de minimis” exception described above.

The Audit Committee has considered and determined that the provision of the non-audit services described is compatible with maintaining the independence of our registered public accounting firms.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and persons beneficially owning more than 10% of our outstanding common stock to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Officers, directors and beneficial owners of more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on copies of such forms furnished as provided above, or written representations that no Forms 5 were required, we believe that during the fiscal year ended June 30, 2007 all Section 16(a) filing requirements applicable to our officers, directors and beneficial owners of greater than 10% of our common stock were complied with, except as follows. A Form 4 reporting the sale of 50 shares by Mr. Lima on December 8, 2006 was filed late on December 13, 2006. A Form 4 reporting the payment by Mr. Flood of a tax liability by withholding 759 restricted shares upon vesting on February 20, 2007 was filed late on March 5, 2007. A Form 4 reporting the exercise of a stock option to purchase 5,000 shares and the same-day sale of those shares plus an additional 285 shares by Mr. Flood on May 22, 2007 was filed late on June 5, 2007.

SHAREHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

A special meeting in lieu of an annual meeting of shareholders (the “2008 Annual Meeting”) will be held on November 10, 2008, at the offices of Goodwin Procter LLP, 53 State Street, Boston, Massachusetts 02109. Under regulations adopted by the SEC, any shareholder proposal submitted for inclusion in Mercury’s proxy statement relating to the 2008 Annual Meeting must be received at our principal executive offices on or before June 18, 2008.

In addition to the SEC requirements regarding shareholder proposals, our by-laws contain provisions regarding matters to be brought before shareholder meetings. If shareholder proposals, including proposals relating to the election of directors, are to be considered at the 2008 Annual Meeting, notice of them, whether or not they are included in Mercury’s proxy statement and form of proxy, must be given by personal delivery or by United States mail, postage prepaid, to the Corporate Secretary on or before August 2, 2008. The notice must include the information set forth in our by-laws. Proxies solicited by the Board will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

It is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

OTHER MATTERS

We know of no matters which may properly be and are likely to be brought before the meeting other than the matters discussed in this proxy statement. However, if any other matters properly come before the meeting, the persons named in the accompanying proxy card will vote in accordance with their best judgment.

ANNUAL REPORT ON FORM 10-K

You may obtain a copy of our annual report on Form 10-K for the fiscal year ended June 30, 2007 (without exhibits) without charge by writing to: Investor Relations, Mercury Computer Systems, Inc., 199 Riverneck Road, Chelmsford, MA 01824.

By Order of the Board of Directors

ANTHONY J. MEDAGLIA, JR., Secretary

Chelmsford, Massachusetts

October 12, 2007

C123456789

000004	000000000.000000 ext 000000000.000000 ext
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MR A SAMPLE
DESIGNATION (IFANY)
ADD1
ADD 2
ADD 3
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ADD 5
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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

Ú PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

A     Election of Class I Directors — The Board of Directors recommends a vote FOR all the nominees listed.

1. Nominees:	For	Withhold		For	Withhold		For	Withhold
01 -Albert P. Belle Isle	☐	☐	02 - Lee C. Steele	☐	☐	03 -Richard P. Wishner	☐	☐

B     Non-Voting Items

Change of Address —Please print your new address below.	Comments —Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C     Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) on this proxy card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

<STOCK#>                    00S43A

Dear Shareholder:

Please take note of the important information enclosed with this proxy card. There is an issue related to the management of your company that requires your immediate attention and approval. This is discussed in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the appropriate boxes on this proxy card to indicate how your shares will be voted. Then sign the card, and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Special Meeting in Lieu of the 2007 Annual Meeting of Shareholders on November 12, 2007.

Thank you in advance for your prompt consideration of this matter.

Sincerely,

Mercury Computer Systems, Inc.

Ú PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

Proxy — Mercury Computer Systems, Inc.

199 RIVERNECK ROAD,

CHELMSFORD, MASSACHUSETTS 01824

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James R. Bertelli, Alex N. Braverman and Anthony J. Medaglia, Jr., and each of them singly, with full power of substitution, proxies to represent the undersigned at the Special Meeting in Lieu of the 2007 Annual Meeting of Shareholders of Mercury Computer Systems, Inc. to be held on November 12, 2007 at 10:00 a.m., local time, at the offices of Goodwin Procter LLP, 53 State Street, Boston, Massachusetts 02109, and at any adjournments or postponements thereof, to vote in the name and place of the undersigned, with all powers which the undersigned would possess if personally present, upon the proposals set forth on the reverse side of this proxy card.

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Special Meeting in Lieu of the 2007 Annual Meeting of Shareholders and the Proxy Statement with respect thereto and hereby revoke(s) any proxy or proxies heretofore given.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED WILL BE VOTED FOR THE ELECTION OF THE THREE NOMINEES FOR CLASS I DIRECTOR LISTED ON THE REVERSE SIDE OF THIS PROXY CARD, AND IN ACCORDANCE WITH THE PROXIES’ DISCRETION ON SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING.

PLEASE VOTE, DATE AND SIGN THIS PROXY IN THE SPACE PROVIDED AND RETURN IT IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON.